Exhibit B-2.3

              Overhead Accounts for National Grid Company Services

NGC Department                  The Service Company's  Dept. Overhead Account

Strategic Development           Financial forecasting
Internal audit                  Internal audit
Company secretary               Corporate legal
Legal services                  Corporate legal
Corporate affairs & Public      Corporate legal (NEES' Corporate communications
  Relations Departments           department is part of Corporate legal)
Government relations            Corporate Legal
Group environmental management  Environmental
Group finance                   Treasury/Financial
Treasury                        Treasury/Financial
Tax                             Accounting
Business planning               Financial forecasting
Risk assessment                 Treasury/Financial (NEES' risk management
                                  department is part of Treasury/Financial)
Accounting services             Accounting
Financial operations manager    Treasury/Financial
Accounts processing             Accounting
Director of regulation          Rates
IS infrastructure costs         Information Services
Building and facility costs     The Service Company's building and facilities
                                  overhead account

     Exhibit B-2.4 shows the expected allocation of the NGC billings to the NEES companies that are proposed to be reallocated by the Service Company using a predetermined allocation formula, as described above. This exhibit relies on the estimates provided by National Grid and assumes that the 1999 allocation formulas currently in use will be used in 2000. An estimated allocation by company has not been made for the costs proposed to be reallocated using the department overhead accounts since such allocation is dependent on individual employees future work efforts and how they allocate their work effort by company.